Exhibit 99.6

Avalon Oil & Gas Appoints Expert Advisor in Strategic Technology Investment Monday July 23, 4:01 pm ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (OTCBB:AOGN - News; "Avalon") announced the appointment of Dr. D. Bruce Merrifield as an expert advisor. Dr. Merrifield is currently President and CEO of Pridco Management, distinguished visiting Professor at Georgetown University, and Professor Emeritus of the Wharton School of the University of Pennsylvania, as a Chaired Professor of Innovation and Entrepreneurial Management. He is a former Vice President of Technology for the Occidental Petroleum Company and a Director of the Gas Technology Institute.

Kent A. Rodriguez, Avalon's President and CEO, said "Avalon welcomes the senior leadership of Dr. Merrifield to help us realize the full market value of the company's investment in innovative energy technologies." Avalon's expansion into energy technology commercialization leverages Avalon's investment strategy to acquire and enhance oil and gas producing properties.

Dr. Merrifield brings to Avalon his considerable expertise from an exemplary technology leadership career in both public and private sectors. He served as Assistant Secretary in the U.S. Department of Commerce for Technology and also Undersecretary for Economic Affairs in the Reagan Administration; where he was instrumental in Technology Transfer legislation to enable Federal research funding for private sector access. Under his leadership, the R & D Limited Partnership model for collaborative research (now known as the LLC) was created, along with Sematech and like consortia, Innovation Centers and New Business Incubators across the country. His Office created the Quality Productivity Award (which was later renamed the Baldridge Award), and various critical legislation to protect U.S. patents and intellectual property; foster technology commercialization and economic growth.

Upon joining Avalon's advisory team, Dr. Merrifield commented "It is critical that our country pursues production enhancing technologies to move us toward energy independence. Avalon's strategy to bring promising innovations to market is important to foster our domestic energy industry's competitiveness in the long run."

As an Advisor to Avalon, Dr. Merrifield's expertise in collaborative commercialization of emerging technologies will support development of its intellectual property assets encompassing solutions for paraffin wax mitigation, hazardous gas leak detection and intelligent reservoir mapping systems.

Please see the company's website: www.avalonoilinc.com for additional information on Dr. Merrifield and Avalon's oil and gas production technology investments.

Avalon Oil & Gas, Inc. is an independent oil and gas company engaged in the acquisition of oil and gas producing properties with multiple enhancement opportunities.

Forward-looking statements in the release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, and actual results could differ from those discussed. This is material information only and is not an offer or solicitation to buy or sell securities.

Contact:
Avalon Oil & Gas, Inc.
Kent A. Rodriguez, 952-746-9655
Fax: 952-746-5216
----------

Source: Avalon Oil & Gas, Inc.